Exhibit (a)(1)(i)
LAKES ENTERTAINMENT, INC.

OFFERING MEMORANDUM RELATING TO OUR OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS TO
PURCHASE COMMON STOCK, PAR VALUE $0.01 PER SHARE,
FOR REPLACEMENT OPTIONS TO PURCHASE COMMON STOCK

THIS OFFER AND ALL WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M. CENTRAL DAYLIGHT TIME,
OR CDT, ON TUESDAY, SEPTEMBER 22, 2009, UNLESS THIS OFFER IS EXTENDED OR
TERMINATED
     Lakes Entertainment, Inc. (“Lakes,” the “Company,” “our,” “us” or “we”) is offering eligible employees, including executive officers and members of the Board of Directors of Lakes, the opportunity to exchange eligible outstanding options (the “Eligible Options”) to purchase shares of our Common Stock granted under the 1998 Stock Option and Compensation Plan and the 1998 Director Stock Option Plan (together, the “1998 Plans”) and the 2007 Stock Option and Compensation Plan (the “2007 Plan” and, together with the 1998 Plans, the “Plans”) that were issued with exercise prices equal to or greater than the Closing per share price on September 22, 2009 or such later date through which we elect to extend the offer (the “Expiration Date”) , for new options to purchase fewer shares of our Common Stock at an exercise price equal to the closing price of our Common Stock on the NASDAQ Global Market on the Expiration Date (the “Replacement Options”) on the terms and conditions set forth in this offering memorandum. Each Eligible Option is represented by a separate option agreement dated as of the date on which it was issued. In this offering memorandum, we refer to this offering as the “Offer” and we refer to the exchange of Eligible Options for Replacement Options in accordance with the terms of this Offer as the “Exchange Program.” In this offering memorandum, when we refer to a “Section,” unless otherwise indicated, we are referring to a Section of the discussion in this offering memorandum under the caption “This Offer,” which begins on page 23.
     Each of the Eligible Options that may be exchanged pursuant to this Offer was granted under the 1998 Plans or the 2007 Plan. Replacement Options issued in exchange for Eligible Options under the 1998 Plans and 2007 Plan will be issued under the 2007 Plan. Replacement Options will be granted upon the terms and subject to the conditions set forth in this offering memorandum and the related Lakes Stock Option Exchange Program Election Form (the “Election Form”). Participation in the Exchange Program is completely voluntary.
     The Exchange Program will be open only to current employees, including officers, or directors of the Company who remain employed or in service as members of our Board of Directors through the Expiration Date (the “Eligibility Period”) and hold unexercised Eligible Options (the “Eligible Persons”).
     If you are an Eligible Person, you may elect to exchange some, all, or none of your Eligible Options for Replacement Options. Eligible Persons are not permitted to exchange a portion of any Eligible Option issued on a particular date. An Eligible Person is permitted, however, to exchange Eligible options issued on one date, while not electing to exchange Eligible Options issued on a different date. See Section 1.
     Each Eligible Person who participates in the Exchange Program will receive Replacement Options to purchase a lesser number of shares of Lakes Common Stock in exchange for his or her Eligible Options that are tendered and accepted for exchange in accordance with the terms of this Offer. The number of Replacement Options to be issued in the Exchange Program in exchange for Eligible Options will depend on various criteria including the number, remaining term, and exercise price of the surrendered Eligible Options and the closing sale price of our Common Stock on the Expiration Date. See Section 8.
     All Eligible Options that are accepted for exchange pursuant to this Offer will be cancelled at 5:00 p.m. on the Expiration Date. An Eligible Option that is accepted for exchange will no longer be exercisable after the Expiration Date. If you elect to exchange an Eligible Option pursuant to this Offer and your election is accepted, we will grant you Replacement Options under the 2007 Plan in exchange for the Eligible Options you have tendered for exchange. We expect that the grant date for Replacement Options will be the Expiration Date.
     Each Replacement Option will:
• be exercisable for fewer shares than the Eligible Option it will replace;
• have a per share exercise price equal to the closing sale price of the Company’s Common Stock on the Expiration Date as reported by the NASDAQ Global Market;
• have a new term of ten years from the date of grant and a renewed vesting period that will vest in equal annual increments, depending on the date of the original grant, as follows:
•	Two years for original grants made in 2004 and prior.

•	Three years for original grants made in 2005.

•	Four years for original grants made in 2006.

•	Five years for original grants made in 2007 and after.
• have other terms set forth in provisions of the 2007 Plan and any supplemental terms contained in the option agreement used for the option awards.

     Although our Board of Directors has approved this Offer, neither we nor our Board of Directors makes any recommendation as to whether you should elect to exchange or refrain from electing to exchange your Eligible Options. You must make your own personal decision whether to elect to exchange your Eligible Options. We urge you to consult your personal financial, tax and legal advisors before deciding whether to elect to exchange your Eligible Options.
     This Offer is not conditioned upon a minimum number of Eligible Options being tendered for exchange. This Offer is subject to certain conditions that we describe in Section 7.
     We obtained stockholder approval to conduct this Offer at our 2009 Annual Meeting of Stockholders held on August 6, 2009.
     Shares of our Common Stock are quoted on the NASDAQ Global Market under the symbol “LACO.” On August 20, 2009, the closing price of our Common Stock as quoted on the NASDAQ Global Market was $3.68 per share. We recommend that you obtain current market quotations for our Common Stock before deciding whether to participate in the Exchange Program .
     As of August 20, 2009, options to purchase 2,933,375 shares of our Common Stock were granted and outstanding under the Plans, of which Eligible Persons held Eligible Options to purchase a total of 2,384,800 shares of our Common Stock. The shares of Common Stock issuable upon exercise of Eligible Options by Eligible Persons represent approximately 81% of the total shares of our Common Stock outstanding as of August 20, 2009, on a fully diluted basis, including shares subject to options granted and outstanding under all of Lakes’ stock option plans.
     We reserve the right to terminate this Offer upon the occurrence of the events described in Sections 7 and 14.
IMPORTANT
     If you wish to participate in the Exchange Program, you must complete the Election Form included with this offering memorandum and submit the completed Election Form by one of the following methods:
• mailed or hand delivered to: Lakes Entertainment, Inc., Attn: Damon Schramm;
• faxed to: 952-449-7068, Attn: Damon Schramm; or
• scanned and e-mailed to: OptionExchange@Lakesentertainment.com.
     To participate in the Exchange Program, your Election Form must be received by us no later than 5:00 p.m. CDT on September 22, 2009, unless this Offer is extended. You should not assume that any extension of this Offer will occur. You will receive a confirmation by e-mail after our receipt of your completed Election Form. If your Eligible Options are properly tendered for exchange, are not properly withdrawn and are accepted by us for exchange, you will receive grant documents relating to your Replacement Options promptly following the expiration of this Offer.
     Lakes has not authorized any person to make any recommendation on our behalf as to whether you should exchange or refrain from exchanging your Eligible Options pursuant to this Offer. You should rely only on the information contained in this document or other information referred to in this offering memorandum. Lakes has not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in or referred to in this offering memorandum or in the related Election Form. If anyone makes any recommendation or representation to you or gives you any information other than the information and representations contained in this offering memorandum or in the related Election Form, you must not rely upon that recommendation, information or representation as having been authorized by Lakes.
     Nothing in this offering memorandum gives any person the right to remain in the employ of Lakes or affects our right to terminate the employment of any person at any time with or without cause. Nothing in this offering memorandum constitutes a contract or guarantee of employment or compensation.

INDEX TO SUMMARY TERM SHEET

Page
EXCHANGE PROGRAM DESIGN AND PURPOSE	11

1. What is the Exchange Program?	11
2. Why are we conducting the Exchange Program?	11
3. What are Eligible Options?	11
4. Who are Eligible Persons?	11
5. What are Replacement Options?	11
6. How are Replacement Options different from Eligible Options?	11
7. How will the number of shares I will be entitled to purchase pursuant to a Replacement Option be determined?	12
8. How were the exchange ratios determined?	12
9. What are the exchange ratios for this Offer?	12
10. How will the exercise price of a Replacement Option be determined?	13
11. Do I have to participate in the Exchange Program?	13
12. When must I be an Eligible Person?	13
13. Does participation in the Exchange Program create a right to continued employment?	13
14. What happens if I leave Lakes because my employment is terminated by the Company, I die or I otherwise become ineligible at any time during the Eligibility Period?	13
15. If I participate in the Exchange Program, what will happen to the Eligible Options that I exchange?	13
16. What will happen to my Eligible Option if I choose not to exchange it?	13
17. Will my participation in the Exchange Program affect my eligibility to receive future stock option grants?	13
18. May Lakes cancel this Offer?	13
19. What are the conditions to this Offer?	14

ADMINISTRATION AND TIMING OF THE EXCHANGE PROGRAM	14

20. How do I participate in the Exchange Program?	14
21. How will I know Lakes received my Election Form?	14
22. How will I know my Eligible Option was exchanged?	14
23. Is Lakes required to accept my Eligible Options for exchange?	14
24. How do I obtain information about all of my existing stock options?	14
25. Must I submit my Eligible Option grant documents with my Election Form?	15
26. What is the deadline to elect to participate in the Exchange Program?	15
27. What will happen if my Election Form is not received as required by the deadline?	15
28. May I withdraw or change my election?	15
29. How do I withdraw or change my election?	15
30. If I have multiple Eligible Options, may I elect to exchange some but not others?	15
31. May I exchange the remaining portion of a grant of Eligible Options that I have already partially exercised?	15
32. May I exchange both the vested and unvested portions of a grant of Eligible Options?	15
33. When will I receive my Replacement Option grant?	16
34. What if my employment with Lakes is terminated after the date the Replacement Options are granted?	16
35. After I receive Replacement Options, what happens if my Replacement Options become underwater?	16

OTHER IMPORTANT QUESTIONS	16

36. Are there any U.S. federal income tax consequences to my participation in the Exchange Program?	16
37. How should I decide whether or not to participate?	17
SUMMARY TERM SHEET
     The following are answers to some of the questions that you may have about this Offer. We urge you to read the following questions and answers carefully. We also urge you to read the remainder of this offering memorandum and the Election Form where you can find more complete discussions of the topics addressed in this Summary Term Sheet. Because each Eligible Person’s individual circumstances will be different, we suggest that you consult with your personal financial, tax and legal advisors before deciding whether or not to participate in the Exchange Program. Please review these questions and answers and the other materials provided carefully to ensure that you are making an informed decision regarding whether or not to participate in the Exchange Program.
     The questions and answers have been separated into three categories:
     • Exchange Program Design and Purpose
     • Administration and Timing of the Exchange Program
     • Other Important Questions

EXCHANGE PROGRAM DESIGN AND PURPOSE
1. What is the Exchange Program?
     The Exchange Program is a program being offered by Lakes to allow Eligible Persons to exchange their Eligible Options for Replacement Options. The Exchange Program is voluntary and will allow Eligible Persons to choose whether to keep their Eligible Options at the existing exercise prices or to exchange those options for Replacement Options. The Exchange Program does not pertain to, and will have no effect on, any options you own other than Eligible Options. See Section 1.
2. Why are we conducting the Exchange Program?
     We believe that effective and competitive employee compensation and incentive programs are critical to the success of our Company. In particular, the Company has granted options to purchase the Company’s Common Stock to its employees in accordance with our view that long-term compensation should align employees’ interests with those of the Company’s stockholders. We believe that equity compensation encourages employees to work toward the Company’s success while also providing a strong recruiting and retention value.
     Under the Plans, the per share exercise price of the Company’s stock options is set at the closing sales price of our Common Stock on the NASDAQ Global Market on the date of grant. As a result, most of the Company’s stock options are currently “underwater,” meaning that the options have exercise prices significantly higher than the current market price of our Common Stock. As a result of this, an important component of our compensation program is perceived by employees and directors as having little value. For example, the closing sale price of our Common Stock on the NASDAQ Global Market on August 20, 2009 was $3.68, whereas the weighted average exercise price of our currently outstanding Eligible Options held by Eligible Persons was $6.37. As of August 20, 2009, 70% of our outstanding options were underwater. These underwater options may not be sufficiently effective to motivate and retain our employees and directors, particularly given the competition we face in attracting and retaining talented employees and directors. By offering this Exchange Program, we believe we are offering a meaningful incentive to employees and directors that also is aligned with the interests of our stockholders. See Section 2.
3. What are Eligible Options?
     Eligible Options are those currently outstanding options to purchase from Lakes shares of Lakes Common Stock that (i) were granted under the 1998 Plans or the 2007 Plan, and (ii) have an exercise price per share equal to or greater than the closing per share price on September 22, 2009, or such later date through which we extend the offer. See Section 1.
4. Who are Eligible Persons?
     Eligible Persons are those current employees, including officers, and directors of the Company who remain continuously employed or in service as members of our Board of Directors through the Expiration Date of this Offer and hold unexercised Eligible Options. See Section 1.
5. What are Replacement Options?
     Replacement Options are the options that will be granted to Eligible Persons in exchange for tendered and accepted Eligible Options. See Section 1.
6. How are Replacement Options different from Eligible Options?
     Each Replacement Option will represent the right to purchase fewer shares at a lower exercise price per share than the Eligible Option for which it is exchanged. See Question 7 for an explanation of how the number of shares that will be subject to each Replacement Option will be determined. See Question 10 for an explanation of how the exercise price for the Replacement Options will be determined.
     Each Replacement Option will have a new term of ten years from the date of grant and a renewed vesting period that will vest in equal annual increments, depending on the date of the original grant of an Eligible Option as follows:
•	Two years for original grants made in 2004 and prior.

•	Three years for original grants made in 2005.

•	Four years for original grants made in 2006.

•	Five years for original grants made in 2007 and after.
     All other terms of the Replacement Options will, in each case, be based upon the provisions of the 2007 Plan and any supplemental terms contained in the option agreement used for the option awards. The terms of the 2007 Plan are generally similar to the terms of the 1998 Plans except that awards under the 2007 Plan may be transferred to a family member that is expressly permitted by the Committee. See Sections 1 and 8.
7. How will the number of shares I will be entitled to purchase pursuant to a Replacement Option be determined?
     The number of shares you will be entitled to purchase pursuant to a Replacement Option will be determined by applying the applicable exchange ratio. See Question 9 for a list of the exchange ratios for this Offer. If application of the applicable exchange ratio to particular Replacement Options to be issued in exchange for Eligible Options surrendered results in a fractional share, the number of shares underlying the Replacement Options will be rounded down to the nearest whole share on a grant-by-grant basis. No consideration will be paid for such fractional shares. See Sections 1 and 8.
8. How were the exchange ratios determined?
     The exchange ratios were established after consultation among our Board of Directors and a third party consultant. In determining the exchange ratios, the Company utilized a valuation model to calculate the estimated value of Eligible Options before the exchange and the value of Replacement Options after the exchange. The valuation model took into account various factors, including the current and estimated future fair market value of our Common Stock, the exercise price of the Eligible Options proposed to be exchanged, remaining terms of the Eligible Options and Replacement Options, prevailing interest rates and the historical volatility of the Company’s stock price. See Sections 1 and 8.
9. What are the exchange ratios for this Offer?
     The precise exchange ratios of shares associated with surrendered eligible stock options into new stock options will be established at the time of the Option Exchange. These exchange ratios will be based on the fair value of the eligible awards (calculated using the Black-Scholes option pricing model). The calculation of fair value using the Black-Scholes option pricing model takes into account many variables, such as the volatility of our stock and the expected term of a stock option. Setting the exchange ratios in this manner is intended to result in the issuance of new stock options that, at the time of issuance, have a fair value approximately equal to the fair value of the surrendered Eligible Options that they replace. This is designed to eliminate additional compensation expense from such new stock options, other than compensation expense that might result from changes in our stock price or other variables after the exchange ratios have been established but before the time that new stock options are granted in the Option Exchange, if any. See Section 8.
     Determination of the applicable exchange ratio depends on the closing sale price of our Common Stock on the Expiration Date. As a result, the number of shares you will be entitled to purchase pursuant to a Replacement Option will not be determinable before that date. In the table below, the exchange ratio represents the number of existing stock options that an Eligible Person would be required to surrender in exchange for one new stock option. For example, if an Eligible Person surrendered 5,000 stock options granted in 2005 that have an exercise price of $12.82 per share, that Eligible Person (for purposes of this example only) would receive approximately 2,791 new stock options, using the exchange ratio of 1.794:1 as stipulated. The following are hypothetical examples that apply our methodology.
Examples of Stock Option Exchange Ratios

Grant	Exercise Price of Eligible	Exchange	Maximum Number of Shares Underlying	Shares After Application	Remaining Life
Year	Grants	Ratio	Eligible Options	of Exchange Ratio	(in years)
2000	$3.61	6.61:1	175,000	26,474	0.3
2001	$3.49	2.02:1	96,000	47,565	1.8
2003	$6.65	1.72:1	60,000	34,973	4.2
2004	$7.54	1.80:1	1,260,000	701,206	4.3
2005	$12.82	1.79:1	5,000	2,791	5.6
2006	$9.66	1.37:1	25,000	18,233	7.2
2007	$6.43	1.17:1	58,500	49,978	8.3
2008	$4.24	1.09:1	95,000	87,475	8.5

10. How will the exercise price of a Replacement Option be determined?
     All Replacement Options will be granted with an exercise price equal to the closing sale price of the Company’s Common Stock on the Expiration Date as reported by the NASDAQ Global Market. See Sections 1 and 8.
11. Do I have to participate in the Exchange Program?
     No. Participation in the Exchange Program is completely voluntary. Although the Board of Directors of Lakes has approved making this Offer to Eligible Persons, neither Lakes nor its Board of Directors is making any recommendation as to your participation in the Exchange Program. We urge you to consult your personal financial, tax and legal advisors for advice on the tax and other investment-related implications of participating in the Exchange Program. See Section 2.
12. When must I be an Eligible Person?
     To participate in the Exchange Program, you must be an Eligible Person throughout the entire Eligibility Period, which runs from and includes the date this Offer commences, August 25, 2009, through the date this Offer expires, expected to be September 22, 2009, unless this Offer is extended or terminated by us. If you are not an Eligible Person throughout the entire Eligibility Period, any election you make to participate in this Offer will be automatically voided and your existing Eligible Options will remain unchanged. See Section 1.
13. Does participation in the Exchange Program create a right to continued employment?
     No. Your participation in the Exchange Program gives you no legal or other right to continued employment for any period. See Section 17.
14. What happens if I leave Lakes because my employment is terminated by the Company, I die or I otherwise become ineligible at any time during the Eligibility Period?
     If you are not an Eligible Person for any reason (including your death or incapacitation) at any time during the Eligibility Period, any election you make to participate in the Exchange Program will be automatically voided, you will not receive Replacement Options and the Eligible Options you tendered for exchange will remain outstanding, in accordance with the terms and conditions of the option grant documents for those Eligible Options. See Sections 1 and 5.
15. If I participate in the Exchange Program, what will happen to the Eligible Options that I exchange?
     Eligible Options that are accepted for exchange pursuant to this Offer will be cancelled on the Expiration Date. Shares underlying Eligible Options issued under the 2007 Plan which are tendered for exchange will be available for future issuance by the Company under the 2007 Plan. Shares underlying Eligible Options issued under the 1998 Plans which are tendered for exchange will no longer be available for issuance. See Sections 5 and 11.
16. What will happen to my Eligible Option if I choose not to exchange it?
     Eligible Options that are not exchanged will remain outstanding and retain all of their existing terms, including, among others, the existing exercise price, vesting schedule and expiration date. See Section 1.
17. Will my participation in the Exchange Program affect my eligibility to receive future stock option grants?
     No. Participation or non-participation in the Exchange Program will have no effect on your consideration for future stock option grants.
18. May Lakes cancel this Offer?
     Lakes may, at its sole discretion, decide to terminate this Offer at any time prior to 5:00 p.m. CDT on the Expiration Date of this Offer, upon the occurrence of the events described in Sections 7 and 14. If this Offer is terminated, any Eligible Options that were tendered for exchange will remain outstanding and retain all of their existing terms, including, among others, the existing exercise price, vesting schedule and expiration date. Any cancellation of this Offer will be treated, for all purposes, as if no offer to exchange was ever made. See Sections 7 and 14.
19. What are the conditions to this Offer?
     This Offer is subject to a number of conditions. Please read this entire offering memorandum carefully for a full description of all of the terms and conditions of this Offer. This Offer is not conditioned upon a minimum number of Eligible Options being tendered for exchange. See Section 7.
ADMINISTRATION AND TIMING OF THE EXCHANGE PROGRAM
20. How do I participate in the Exchange Program?
     Election instructions, along with the required documentation to make your exchange election, are included with this offering memorandum. To participate, you must complete and submit the included Election Form which must be received by us no later than 5:00 p.m. CDT on September 22, 2009, unless this Offer is extended. Election Forms may be submitted by any one of the following methods:
     • mailed or hand delivered to: Lakes Entertainment, Inc., Attn: Damon Schramm;
     • faxed to: 952-449-7068, Attn: Damon Schramm; or
     • scanned and e-mailed to: OptionExchange@Lakesentertainment.com.
     If you have any questions about the election process, please send an e-mail directly to OptionExchange@Lakesentertainment.com See Section 3.
21. How will I know Lakes received my Election Form?
     You will receive a confirmation by e-mail after we receive your completed Election Form. If you do not receive a confirmation, please contact Damon Schramm, by telephone, 952-449-7069, or e-mail, OptionExchange@Lakesentertainment.com. See Section 3.
22. How will I know my Eligible Option was exchanged?
     If your Eligible Options are properly tendered for exchange, are not properly withdrawn and are accepted by us for exchange, you will receive grant documents relating to your Replacement Options promptly following the Expiration Date of this Offer. See Section 5.
23. Is Lakes required to accept my Eligible Options for exchange?
     We reserve the right to reject any or all Eligible Options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. We will endeavor to notify you in writing if we reject your tendered Eligible Options for any reason prior to the Expiration Date of this Offer. Nonetheless, neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice. Subject to our rights to extend, terminate and amend this Offer, we will accept all Eligible Options properly tendered for exchange that are not validly withdrawn on or prior to the Expiration Date of this Offer. See Section 3.
24. How do I obtain information about all of my existing stock options?
     You may obtain information regarding your current option holdings by contacting Damon Schramm (see Question 20). Information regarding your Eligible Options is also included in the personalized Election Form included with this offering memorandum. See Section 3.

25. Must I submit my Eligible Option grant documents with my Election Form?
     No. You do not need to submit any option grant documents in order to tender Eligible Options for exchange. See Section 3.
26. What is the deadline to elect to participate in the Exchange Program?
     The deadline to participate in the Exchange Program is 5:00 p.m. CDT on Tuesday, September 22, 2009, unless this Offer is extended by us. This means that your completed Election Form must be received by us before that time. Election Forms can be submitted by any one of the permitted methods set forth in the answer to Question 20.
     We may, in our discretion, extend this Offer at any time, but we cannot assure you that this Offer will be extended or, if extended, for how long. If this Offer is extended, we will make a public announcement of the extension as described in Section 14. If this Offer is extended, you must deliver your Election Form before the time to which this Offer is extended. See Sections 1 and 14.
27. What will happen if my Election Form is not received as required by the deadline?
     If your Election Form is not received by us by the deadline, then you will not be able to participate in the Exchange Program and your Eligible Options will remain outstanding and retain all of their existing terms, including, among others, the existing exercise price, vesting schedule and expiration date. See Section 3.
28. May I withdraw or change my election?
     Yes. You may withdraw or change a previously submitted election to exchange Eligible Options at any time before 5:00 p.m. CDT on Tuesday, September 22, 2009. If this Offer is extended by us beyond that time, you can withdraw or change your election at any time before the time to which this Offer is extended. See Section 4.
29. How do I withdraw or change my election?
     You may withdraw or change your previously submitted Election Form in one of the following two ways:
• By requesting a replacement Election Form and submitting it in the same manner set forth in the answer to Question 20. We must receive the replacement Election Form before 5:00 p.m. CDT on Tuesday, September 22, 2009, unless this Offer is extended by us.
• By completing and returning the notice of withdrawal (the “Notice of Withdrawal”) included in the materials furnished to you with this Offer, and delivering it to Lakes in accordance with the instructions contained therein so that we receive it before 5:00 p.m. CDT on Tuesday, September 22, 2009, unless this Offer is extended by us.
     It is your responsibility to confirm that we have received your replacement Election Form or Notice of Withdrawal before the Expiration Date of this Offer. In all cases, the last Election Form or Notice of Withdrawal received by us from you prior to the Expiration Date of this Offer will prevail. See Section 4.
30. If I have multiple Eligible Options, may I elect to exchange some but not others?
     You may elect to exchange some, all, or none of your Eligible Options for Replacement Options. You are not permitted to exchange a portion of any Eligible Option issued on a particular date. You are permitted, however, to exchange Eligible options issued on one date, while not electing to exchange Eligible Options issued to you on a different date.
31. May I exchange the remaining portion of a grant of Eligible Options that I have already partially exercised?
     Yes. Any remaining outstanding, unexercised portion of a grant of Eligible Options may be exchanged. See Section 1.
32. May I exchange both the vested and unvested portions of a grant of Eligible Options?
     Yes. To the extent that an Eligible Person elects to exchange Eligible Options, the Eligible Person must exchange all of such Eligible Options that the Eligible Person holds, whether or not the Eligible Options are fully vested. The Replacement Options will have a renewed vesting period that will vest in equal annual increments, depending on the date of the original grant of an Eligible

Option as follows:
•	Two years for original grants made in 2004 and prior.

•	Three years for original grants made in 2005.

•	Four years for original grants made in 2006.

•	Five years for original grants made in 2007 and after.
     See Section 1.
33. When will I receive my Replacement Option grant?
     We will grant the Replacement Options on the Expiration Date of this Offer, at the same time as the Eligible Options you tendered for exchange are cancelled. If this Offer expires as scheduled on September 22, 2009, we will grant the Replacement Options on September 22, 2009. Grant documents for the Replacement Options will be furnished to you promptly thereafter. See Section 5.
34. What if my employment with Lakes is terminated after the date the Replacement Options are granted?
     Because of the renewed vesting schedule being required for all Replacement Options, if your employment with Lakes is terminated for any reason after the date Replacement Options are granted to you and prior to vesting of the Replacement Options, you would be unable to exercise Replacement Options that had not vested prior to your termination. As a result, notwithstanding whether any of your Eligible Options are currently exercisable, you would only be entitled to exercise any Replacement Options to the extent vested in equal annual increments under the renewed vesting schedule, depending on the date of the original grant of an Eligible Option as follows:
•	Two years for original grants made in 2004 and prior.

•	Three years for original grants made in 2005.

•	Four years for original grants made in 2006.

•	Five years for original grants made in 2007 and after.
     See Sections 1 and 8.
35. After I receive Replacement Options, what happens if my Replacement Options become underwater?
     We are conducting the Exchange Program at this time because of Lakes’ recent stock price decline. We can provide no assurance as to the price of our Common Stock at any time in the future. Moreover, we cannot speculate on whether we will ever attempt to conduct another exchange program at any time in the future should your Replacement Options become underwater. Under the 2007 Plan, a future exchange program, if any, would require shareholder approval prior to commencement.
OTHER IMPORTANT QUESTIONS
36. Are there any U.S. federal income tax consequences to my participation in the Exchange Program?
     We believe the exchange of Eligible Options for Replacement Options pursuant to the Exchange Program should be treated as a non-taxable exchange and neither we nor any participating Eligible Persons should recognize any income or loss for U.S. federal income tax purposes upon the surrender of Eligible Options and the grant of Replacement Options. However, the tax consequences of the Exchange Program are not entirely certain, and the Internal Revenue Service is not precluded from adopting a contrary position. The law and regulations themselves are also subject to change. This and other tax considerations relating to the exchange and the Replacement Options are described in Section 13. You should review this information carefully before deciding whether or not to participate in this Offer. All holders of Eligible Options are urged to consult their own tax advisors regarding the tax treatment of participating in the Exchange Program under all applicable laws prior to participating in the Exchange Program. See Section 13.

37. How should I decide whether or not to participate?
     The decision to participate must be each individual Eligible Person’s personal decision, and it will depend largely on each Eligible Person’s assumptions about the performance of our stock price and our business. We suggest that you consult with your personal financial, tax and legal advisors before deciding whether or not to participate in the Exchange Program. See Section 17.
RISK FACTORS
     Participation in this Offer involves a number of potential risks and uncertainties, including those described below. The risks and uncertainties below and the risks and uncertainties set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 28, 2008, filed with the Securities and Exchange Commission (the “SEC”) on March 13, 2009 and incorporated herein by reference, highlight the material risks of participating in this Offer and relating to the Company’s business generally. Eligible Persons should consider these risks and uncertainties, among other things, and are encouraged to speak with a financial, tax or legal advisor as necessary before deciding whether or not to participate in this Offer. In addition, we urge you to read all of the materials relating to this Offer before deciding whether or not to tender your Eligible Options for exchange.
Risks Related to this Offer
     You will receive new options covering fewer shares than the Eligible Options that you tender for exchange under this Offer.
     The number of shares represented by a Replacement Option will be determined using exchange ratios designed to result in a fair value exchange of Eligible Options tendered for Replacement Options. As a result, you will be issued Replacement Options that will represent the right to purchase fewer shares at a lower exercise price than the Eligible Options tendered for exchange.
     Depending on the extent of any increase in the price of our Common Stock after the date on which your Eligible Options were cancelled, the gain on the exercise of the Replacement Options received in exchange could be less than the gain you would have had by retaining and exercising the cancelled Eligible Options.
     Because you will receive new options covering fewer shares than the Eligible Options surrendered, it is possible that, at some point in the future, your exchanged Eligible Options would have been economically more valuable than the new Replacement Options issued pursuant to this Offer. For example, assume, for illustrative purposes only, that you exchange an Eligible Option with at least five years of remaining life for 5,000 shares with an exercise price of $7.54, that you receive a grant of a Replacement Option for 2,890 shares and the exercise price under the new Replacement Option is $3.50 per share, and five years after the new grant date the price of our Common Stock had increased to $20.00 per share. Under this example, disregarding broker commissions, if you had kept and exercised your exchanged Eligible Option and immediately sold all 5,000 shares acquired on exercise at $20.00 per share, you would have realized a pre-tax gain of $62,300, while a similar exercise and sale of shares under the Replacement Option would result in a pre-tax gain of $47,685.
     Replacement Options have new vesting requirements that could negatively impact your ability to exercise unvested Replacement Options.
     Any Replacement Options you receive in exchange for Eligible Options will not be immediately exercisable. Replacement Options will vest in equal annual installments over a period of between two and five years after the Replacement Option grant date (depending on the date of the original grant), with the first vesting occurring one year after such grant date. If in the future the price of our Common Stock increases above the exercise price of any Replacement Options you receive pursuant to this Offer, you may be unable to exercise any or all of your Replacement Options as a result of these new vesting requirements. Moreover, if your employment with Lakes is terminated before all of your Replacement Options have vested, your unvested Replacement Options will terminate without vesting having occurred regardless of whether the Eligible Options that you surrendered for such Replacement Options would have been vested and exercisable at the time of such termination of employment.
     There may be negative tax consequences of tendering Eligible Options.
     If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax consequences that may apply to you. You should be certain to consult your own tax advisors to discuss these consequences.

Business-Related Risks
     For a discussion of risks associated with our business, please see the discussion of risks related to our business under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 28, 2008, filed with the SEC on March 13, 2009, which is incorporated herein by reference.
THIS OFFER
     SECTION 1 Eligibility; Number of Options; Expiration Date.
     Upon the terms and subject to the conditions of this Offer, we will grant Replacement Options under the Plans in exchange for Eligible Options that are properly tendered for exchange and not validly withdrawn in accordance with Section 4 before the “Expiration Date,” as we have defined this term below.
     Eligible Options are those currently outstanding vested or unvested options to purchase from Lakes shares of Lakes Common Stock that (i) were granted under the 1998 Plans or the 2007 Plan and ii) have an exercise price per share equal to or greater than the closing per share price on the Expiration Date. Eligible Options that are not exchanged will remain outstanding and retain all of their existing terms, including, among others, the existing exercise price, vesting schedule and expiration date.
     The Exchange Program will be open only to Eligible Persons. Eligible Persons are those current employees, including officers, and directors of the Company who remain employed or in service as members of our Board of Directors through the Expiration Date and hold unexercised Eligible Options.
     Even if you are an Eligible Person when the Exchange Program commences, you will not be eligible to exchange your Eligible Option for a Replacement Option unless you continue to meet all of the conditions to being an Eligible Person throughout the entire Eligibility Period, including the Expiration Date.
     This Offer’s expiration time is 5:00 p.m. CDT on Tuesday, September 22, 2009 (the “Expiration Date”), unless and until we, in our sole discretion, extend the period of time during which this Offer will remain open. If we extend the period during which this Offer remains open, 5:00 p.m. CDT on the Expiration Date will be the latest time and date at which this Offer, as so extended, expires. See Section 14 for a description of our rights to extend, delay, terminate and amend this Offer.
     You may elect to exchange some, all, or none of your Eligible Options for Replacement Options with renewed vesting, based on the original grant date of the Eligible Options, as follows:
•	Two years for original grants made in 2004 and prior.

•	Three years for original grants made in 2005.

•	Four years for original grants made in 2006.

•	Five years for original grants made in 2007 and after.
     If you elect to exchange Eligible Options, the you may elect to exchange some, all, or none of your Eligible Options for Replacement Options. You are not permitted to exchange a portion of any Eligible Option issued on a particular date. You are permitted, however, to exchange Eligible options issued on one date, while not electing to exchange Eligible Options issued on a different date. If you have previously exercised a portion of an Eligible Option, only the portion that has not been exercised will be eligible to be exchanged for a Replacement Option.
     If you properly tender and do not withdraw an Eligible Option that is accepted for exchange, the exchanged Eligible Option will be cancelled and, subject to the terms of this Offer, you will be entitled to receive a Replacement Option to acquire a certain number of shares determined in the manner described in Section 8, subject to adjustments for any future stock splits, stock dividends and similar events and in accordance with the terms of the applicable Plan. An Eligible Option that is accepted for exchange will no longer be exercisable after the Expiration Date, unless the individual who tendered it for exchange ceases to be an Eligible Person before the end of the Eligibility Period, in which event the Eligible Option will remain outstanding and exercisable in accordance with its terms, notwithstanding any action the Company may have taken to cancel the Eligible Option or issue a Replacement Option, which action will be void and of no force or effect if the tendering individual ceases to be an Eligible Person before the expiration of the Eligibility Period.
     The number of Replacement Options to be issued in the Exchange Program in exchange for Eligible Options will depend on the exercise price of the surrendered Eligible Options and the closing sale price of our Common Stock on the Expiration Date. In establishing the exchange ratios, the Company utilized a valuation model to calculate the estimated value of Eligible Options before the exchange and the value of Replacement Options after the exchange. The valuation model took into account various factors, including the current and estimated future fair market value of our Common Stock, the weighted average exercise price of the Eligible Options proposed to be exchanged, estimated weighted average remaining terms of the Eligible Options and Replacement Options, prevailing interest rates and the historical volatility of the Company’s stock price.
     Regardless of the plan under which an Eligible Option was originally issued, each Eligible Option accepted for exchange and cancelled will be replaced with a Replacement Option granted under the 2007 Plan. Each Replacement Option will represent the right to purchase at a lower exercise price per share fewer shares than the Eligible Option for which it is exchanged. If application of the applicable exchange ratio to particular Replacement Options to be issued in exchange for Eligible Options surrendered results in a fractional share, the number of shares underlying the Replacement Options will be rounded down to the nearest whole share on a grant-by-grant basis. No consideration will be paid for such fractional shares.
     Each Replacement Option will:
•	have a per share exercise price equal to the closing sale price of the Company’s Common Stock on the Expiration Date as reported by the NASDAQ Global Market;

•	have a renewed vesting period that will vest in equal annual increments, depending on the date of the original grants of an Eligible Option as follows:
•	Two years for original grants made in 2004 and prior.

•	Three years for original grants made in 2005.

•	Four years for original grants made in 2006.

•	Five years for original grants made in 2007 and after.
•	have an expiration date that is 10 years from the date of grant; and

•	have other terms set forth in provisions of the 2007 Plan and any supplemental terms contained in the option agreement used for the option awards.
          If we materially change the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we will extend this Offer in accordance with applicable legal requirements. The amount of time by which we will extend this Offer following a material change in the terms of this Offer or information concerning this Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we materially change the terms of this Offer, we will publish notice or otherwise notify you of our action in writing, in accordance with applicable legal requirements.
     SECTION 2. Purpose of this Offer.
     We believe that effective and competitive employee compensation and incentive programs are critical to the success of our Company. In particular, the Company has granted options to purchase the Company’s Common Stock to its employees in accordance with our view that long-term compensation should align employees’ interests with those of the Company’s stockholders. We believe that equity compensation encourages employees to work toward the Company’s success while also providing a strong recruiting and retention value.
     Under the Plans, the per share exercise price of the Company’s stock options is set at the closing sales price of our Common Stock on the NASDAQ Global Market on the date of grant. As a result, most of the Company’s stock options are currently underwater, meaning an important component of our compensation program is perceived by employees as having little value. For example, the closing sale price of our Common Stock on the NASDAQ Global Market on August 20, 2009 was $3.68, whereas the weighted average exercise price of our currently outstanding Eligible Options held by Eligible Persons was $6.37. As of August 20, 2009, 70% of all outstanding options were underwater. These underwater options may not be sufficiently effective to motivate and retain our employees, particularly given the significant competition we face in attracting and retaining talented employees. By offering this Exchange Program, we believe we are offering a meaningful incentive to employees that also is aligned with the interests of our stockholders.
     Neither we nor our Board of Directors makes any recommendation as to whether you should elect to exchange your Eligible Options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offering memorandum and to consult your personal financial, tax and legal advisors before deciding whether to elect to exchange your Eligible Options. You must make your own decision whether to elect to exchange your Eligible Options.
     SECTION 3. Procedures for Electing to Exchange Eligible Options.
     Proper Exchange of Eligible Options. If you wish to participate in the Exchange Program, you must complete the personalized Election Form included with this offering memorandum and submit the completed Election Form by one of the following methods:
•	mailed or hand delivered to Lakes Entertainment, Inc., Attn: Damon Schramm;

•	faxed to: 952-449-7068, Attn: Damon Schramm; or

•	scanned and e-mailed to: OptionExchange@Lakesentertainment.com
     To participate, your Election Form must be received by us no later than 5:00 p.m. CDT on Tuesday, September 22, 2009, unless this Offer is extended. You will receive a confirmation by e-mail after our receipt of your completed Election Form. You do not need to submit any option grant documents in order to tender Eligible Options for exchange.
     If we do not receive your Election Form by 5:00 p.m. CDT on the Expiration Date, then you will not be able to participate in the Exchange Program, and each stock option currently held by you will remain outstanding with its original exercise price and with its other original terms.
     The method of delivery of all documents to us, including the Election Form, is at the election and risk of the electing option holder. It is your responsibility to allow sufficient time to ensure timely delivery to and receipt by us of any documents you elect to send to us.
     Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our sole discretion, all questions as to the validity, form, eligibility, including time of receipt, and acceptance of any documentation relating to the exchange of Eligible Options. We reserve the right to reject any or all Eligible Options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept or are not timely tendered. We also reserve the right, in our reasonable discretion, to waive any of the conditions of this Offer or any defect or irregularity in any tender of Eligible Options for exchange. If we waive any of the conditions of this Offer we will do so for all option holders. No tender of Eligible Options for exchange will be deemed to have been properly made until all defects or irregularities have been cured by the electing option holder or waived by us. We will endeavor to notify you in writing if we reject your tender of Eligible Options for any reason prior to 5:00 p.m. CDT on the Expiration Date of this Offer. Nonetheless, neither we nor any other person is obligated to give notice of any defects or irregularities, nor will anyone incur any liability for failure to give any such notice.
     Our Acceptance Constitutes an Agreement. Your election to exchange Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Offer. Our acceptance of the Eligible Options that you tender for exchange pursuant to this Offer will constitute our binding agreement with you upon the terms and subject to the conditions of this Offer.
     Subject to our rights to extend, terminate and amend this Offer, we will accept all properly tendered Eligible Options that have not been validly withdrawn on or prior to 5:00 p.m. CDT on the Expiration Date.

     SECTION 4. Withdrawal Rights.
     You may only withdraw your tendered Eligible Options in accordance with the provisions of this Section 4. You may withdraw your tendered Eligible Options at any time before 5:00 p.m. CDT on the Expiration Date. If the Expiration Date is extended by us, you can withdraw your tendered Eligible Options at any time until the Expiration Date as extended for this Offer.
     To validly withdraw a tendered Eligible Option, you must submit a replacement Election Form or a Notice of Withdrawal. We must receive the replacement Election Form or the Notice of Withdrawal before 5:00 p.m. CDT on the Expiration Date. Providing us with a properly completed Election Form that specifically declines to participate in the Exchange Program and that is submitted in the manner set forth above for submission of an Election Form will constitute a proper notice of withdrawal. It is your responsibility to confirm that we received your replacement Election Form or your Notice of Withdrawal indicating the withdrawal of your tendered Eligible Option before 5:00 p.m. CDT on the Expiration Date. If you elect to withdraw previously tendered Eligible Options, you must withdraw with respect to all the Eligible Options previously tendered. Withdrawals that follow the aforementioned procedures will be considered valid and the applicable Eligible Option will not be considered tendered for exchange. In order to subsequently exchange an Eligible Option that was subject to a valid withdrawal, you must properly re-tender for exchange the Eligible Option before 5:00 p.m. CDT on the Expiration Date by following the procedures described in Section 3.
     We will endeavor to notify you in writing if we reject your replacement Election Form or Notice of Withdrawal for any reason prior to 5:00 p.m. CDT on the Expiration Date. Nonetheless, neither Lakes nor any other person is obligated to give notice of any defects or irregularities in any Election Form or Notice of Withdrawal submitted to withdraw previously tendered Eligible Options, nor will anyone incur any liability for failure to give any such notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of replacement Election Forms and Notices of Withdrawal.
     SECTION 5. Acceptance of Eligible Options for Exchange and Issuance of Replacement Options.
     Upon the terms and subject to the conditions of this Offer and promptly following the expiration of this Offer, we will accept for exchange Eligible Options properly tendered for exchange and not validly withdrawn before 5:00 p.m. CDT on the Expiration Date.
     If your Eligible Options are properly tendered for exchange and accepted by us, subject to the terms of this Offer, we will cancel your tendered Eligible Options, and you will be granted Replacement Options, on the Expiration Date. Grant documents for the Replacement Options will be provided to you promptly thereafter.
     If you cease to be an Eligible Person at any time during the Eligibility Period, your election to participate in this Offer will be automatically voided and your existing Eligible Options will remain outstanding and exercisable in accordance with their terms, notwithstanding any action the Company may have taken to cancel the Eligible Options or issue Replacement Options.
     SECTION 6. Price Range of Common Stock Underlying the Options.
     Our Common Stock is quoted on the NASDAQ Global Market under the symbol “LACO.” The following table shows, for the periods indicated, the high and low sales prices per share of our Common Stock as quoted on the NASDAQ Global Market.

	High	Low
Fiscal Year Ended December 30, 2007
First Quarter	11.86	8.00
Second Quarter	13.47	10.24
Third Quarter	12.42	9.37
Fourth Quarter	10.02	5.70
Fiscal Year Ended December 28, 2008
First Quarter	7.39	3.95
Second Quarter	6.82	3.86
Third Quarter	8.64	4.37
Fourth Quarter	6.97	2.04
Fiscal Year Ending December 28, 2009
First Quarter	4.78	1.86
Second Quarter	4.28	1.87
Third Quarter (through August 20, 2009)	3.92	2.77

     As of August 20, 2009, the closing price of our Common Stock as reported by the NASDAQ Global Market was $3.68 per share. There is no established trading market for employee stock options to purchase shares of our Common Stock.
     We recommend that you obtain current market quotations for our Common Stock before deciding whether to participate in the Exchange Program.
     SECTION 7. Conditions of this Offer.
     Notwithstanding any other provision of this Offer, we will not be required to accept any Eligible Options tendered for exchange, and we may terminate or amend this Offer, or postpone our acceptance and cancellation of any Eligible Options tendered for exchange, in each case subject to rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if at any time on or after the date hereof and prior to 5:00 p.m. CDT on the Expiration Date any of the following events has occurred, or has been determined by us in our sole discretion to have occurred or be likely to occur, and, in our judgment makes it inadvisable to proceed with this Offer:
     (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer, the acceptance for exchange or cancellation of some or all of the Eligible Options tendered for exchange pursuant to this Offer or the issuance of Replacement Options;
     (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer or any Eligible Options tendered for exchange, or to us, by any court or any authority, agency or tribunal that in our reasonable judgment would or might directly or indirectly:
(i)	make the acceptance for exchange of, or issuance of Replacement Options for, some or all of the Eligible Options tendered for exchange illegal or otherwise restrict or prohibit consummation of this Offer;

(ii)	delay or restrict our ability, or render us unable, to accept for exchange, cancel or issue Replacement Options for some or all of the Eligible Options tendered for exchange;

(iii)	materially impair (such as by increasing the accounting or other costs of this Offer to us) the contemplated benefits of this Offer to us; or

(iv)	materially and adversely affect the business, condition (financial or otherwise), income or operations of Lakes;
     (c) there shall have occurred:
(i)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, or any event which, in our reasonable judgment, might affect the extension of credit by lending institutions in the United States;

(iii)	the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(iv)	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;

(v)	any significant increase or decrease in the market price of the shares of our Common Stock;

(vi)	any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or otherwise) or operations of Lakes or on the trading in our Common Stock; or

(vii)	in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof.
     (d) a tender or exchange offer with respect to some or all of our Common Stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:
(i)	any person, entity or group within the meaning of Section 13(d)(3) of the Exchange Act shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our Common Stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our Common Stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before August 20, 2009;

(ii)	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before August 20, 2009 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Common Stock; or

(iii)	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire Lakes or any of the assets or securities of Lakes; or
     (e) any change or changes shall have occurred in the business, condition (financial or other), assets, income or operations of Lakes that, in our reasonable judgment, has had or may have a material adverse effect on Lakes.
     The conditions to this Offer are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them before 5:00 p.m. CDT on the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to 5:00 p.m. CDT on the Expiration Date, in our reasonable discretion, whether or not we waive any other condition to this Offer. Our failure at any time to exercise any of these rights shall not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances.
     SECTION 8. Source and Amount of Consideration; Terms of Replacement Options.
     Consideration. Subject to applicable laws and regulations, we will issue Replacement Options to purchase shares of Common Stock of Lakes under the 2007 Plan in exchange for outstanding Eligible Options properly tendered for exchange and accepted by us. The number of shares of Common Stock subject to each Replacement Option granted pursuant to this Offer will be determined as described below, subject to adjustments for any stock splits, stock dividends and similar events affecting the Common Stock of Lakes and in accordance with the terms of the Plan pursuant to which the Replacement Option is granted.
     The number of Replacement Options to be issued in the Exchange Program in exchange for Eligible Options depends on the exercise price of the surrendered Eligible Options and the closing sale price of our Common Stock on the Expiration Date. In establishing the exchange ratios, the Company utilized a valuation model to calculate the estimated value of Eligible Options before the exchange and the value of Replacement Options after the exchange. The valuation model took into account various factors, including the current and estimated future fair market value of our Common Stock, the weighted average exercise price of the Eligible Options proposed to be exchanged, estimated weighted average remaining terms of the Eligible Options and Replacement Options, prevailing interest rates and the historical volatility of the Company’s stock price.
     The number of shares you will be entitled to purchase pursuant to a Replacement Option will be determined by applying the applicable exchange ratio. If application of the applicable exchange ratio to particular Replacement Options to be issued in exchange for Eligible Options surrendered results in a fractional share, the number of shares underlying the Replacement Options will be rounded down to the nearest whole share on a grant-by-grant basis. No consideration will be paid for such fractional shares.

     Determination of the applicable exchange ratio depends on the closing sale price of our Common Stock on the Expiration Date. As a result, the number of shares you will be entitled to purchase pursuant to a Replacement Option will not be determinable before that date. In the table below, the exchange ratio represents the number of existing stock options that an Eligible Person would be required to surrender in exchange for one new stock option. For example, if an Eligible Person surrendered 5,000 stock options granted in 2005 that have an exercise price of $12.82 per share, that Eligible Person (for purposes of this example only) would receive approximately 2,869 new stock options, using the exchange ratio of 1.74:1 as stipulated. The following is an example of our methodology.
Examples of Stock Option Exchange Ratios

Grant	Exercise Price of Eligible	Exchange	Maximum Number of Shares Underlying	Shares After Application	Remaining Life
Year	Grants	Ratio (1)	Eligible Options	of Exchange Ratio	(in years)
2000	$3.61	6.61:1	175,000	26,474	0.3
2001	$3.49	2.02:1	96,000	47,565	1.8
2003	$6.65	1.72:1	60,000	34,973	4.2
2004	$7.54	1.80:1	1,260,000	701,206	4.3
2005	$12.82	1.79:1	5,000	2,791	5.6
2006	$9.66	1.37:1	25,000	18,233	7.2
2007	$6.43	1.17:1	58,500	49,978	8.3
2008	$4.24	1.09:1	95,000	87,475	8.5

(1)	If application of the applicable exchange ratio to particular Replacement Options to be issued in exchange for Eligible Options surrendered results in a fractional share, the number of shares underlying the Replacement Options will be rounded down to the nearest whole share on a grant-by-grant basis. No consideration will be paid for such fractional shares.
     The exchange ratios shown in the table above were designed to reflect the relatively lower value of Eligible Options with exercise prices significantly above current market value, and the correspondingly higher value of Eligible Options with a lower exercise price. Since an Eligible Option with a high exercise price is worth less than an Eligible Option with an exercise price closer to the current trading price of our Common Stock (assuming a corresponding expiration date), an Eligible Option with a high exercise price is exchangeable for a Replacement Option exercisable for relatively fewer shares than an Eligible Option with a low exercise price.
     Terms of Replacement Options. The terms of each Replacement Option will be substantially similar to those granted under the 2007 Plan, except that (i) the per share exercise price will be equal to the closing sale price of the Company’s Common Stock on the Expiration Date as reported by the NASDAQ Global Market; (ii) the number of shares for which the Replacement Option is exercisable will be less than the number of shares for which the exchanged Eligible Option was exercisable; and (iii) the Replacement Option will have a renewed vesting schedule, depending on the original date of grant of the Eligible Option, as follows:
•	Two years for original grants made in 2004 and prior.

•	Three years for original grants made in 2005.

•	Four years for original grants made in 2006.

•	Five years for original grants made in 2007 and after.
     The terms and conditions of your Eligible Option(s) are set forth in the applicable option grant documents and in the Plan under which the Eligible Option was issued. The description of the Replacement Options set forth herein is only a summary of some of the material provisions of the anticipated option grant documents for those grants and the 2007 Plan under which they will be granted, but is not complete. These descriptions are subject to, and qualified in their entirety by reference to, the actual provisions of the applicable option grant documents and the Plans. Additional information regarding the Plans may be found in the Form S-8 registration statement and related prospectus prepared by us in connection with that Plan. These documents can be obtained by contacting us at OptionExchange@Lakesentertainment.com.
     Exercise. Generally, you may exercise the vested portion of your Replacement Option at any time before the option expires. Your Replacement Option will have a new ten year expiration date from the date of grant.
     Income Tax Consequences of the Option Exchange. Please refer to Section 13 for a discussion of the material U.S. federal income tax consequences of the exchange of Eligible Options under this Offer.

     Registration and Sale of Option Shares. All sales of shares of Common Stock issued pursuant to options granted under the Plans, including the shares that will be issuable upon exercise of all Replacement Options, have been or will be registered under the Securities Act of 1933 on one or more registration statements on Form S-8 filed with the SEC. Unless you are considered an “affiliate” of Lakes, you will be able to sell the shares acquired upon exercise of your options without the need to comply with the transfer restrictions under SEC Rule 144 promulgated under the Securities Act of 1933. Of course, you also will be required to comply with federal law relating to the trading of securities while aware of material non-public information and with the provisions of the Company’s Second Amended and Restated Policy on Avoidance of Insider Trading.
     SECTION 9. Information Concerning Lakes Entertainment, Inc.
     Lakes Entertainment, Inc. develops, finances and manages Indian-owned casino properties. We currently have development and management or financing agreements with four separate tribes for casino operations in Michigan, California, and Oklahoma for a total of five separate casino projects. We are currently managing the Cimarron Casino for the Iowa Tribe of Oklahoma, the Four Winds Casino Resort for the Pokagon Band of Potawatomi Indians (the “Pokagon Band”) and the Red Hawk Casino for the Shingle Springs Band of Miwok Indians (the “Shingle Springs Tribe”). The remaining projects are in various stages of development. We are also involved in other business activities, including the potential development of non-Indian casinos and the development of new table games for licensing to both Tribal and non-Tribal casinos.
     Indian Casino Business. Lakes’ primary business is to develop and manage Indian-owned casino properties that offer the opportunity for long-term development of related entertainment facilities, including hotels, golf courses, theaters, recreational vehicle parks and other complementary amenities.
     Lakes is currently managing the Cimarron Casino for the Iowa Tribe of Oklahoma, a federally recognized Indian Tribe, and the Iowa Tribe of Oklahoma, a federally-chartered corporation (collectively, the “Iowa Tribe”) in Perkins, Oklahoma, under a seven-year management contract, which commenced in 2006. The Cimarron Casino features approximately 375 electronic gaming machines.
     Lakes developed, and has a five-year contract to manage, the Four Winds Casino Resort for the Pokagon Band in New Buffalo Township, Michigan near Interstate 94. Lakes began managing the Four Winds Casino Resort when it opened to the public on August 2, 2007. The Four Winds Casino Resort is located near the first Interstate 94 exit in southwestern Michigan and approximately 75 miles east of Chicago. The facility features approximately 3,000 slot machines, 80 table games, a 15-table poker room, a 160-room hotel, five restaurants, three bars, a child care facility and arcade, retail space and a parking garage.
     Lakes also developed, and has a seven-year contract to manage, the Red Hawk Casino that was built on the Rancheria of the Shingle Springs Tribe in El Dorado County, California, adjacent to U.S. Highway 50, approximately 30 miles east of Sacramento, California. Lakes began managing the Red Hawk Casino when it opened to the public on December 17, 2008. The Red Hawk Casino features approximately 2,100 slot machines, 75 table games, six restaurants, six bars, retail space, a parking garage, a child care facility and arcade. To provide direct freeway access to the Red Hawk Casino, an affiliate of the Shingle Springs Tribe constructed a dedicated inter-change on U.S. Highway 50.
     Lakes continues to explore other casino development opportunities with Indian tribes.
     We are a Minnesota corporation with our principal executive offices located at 130 Cheshire Lane, Suite 101, Minnetonka, Minnesota 55305. Our telephone number is 952-449-9092 and our web site address is www.lakesentertainment.com. We include our web site address in this offering memorandum only as an inactive textual reference and do not intend it to be an active link to our web site. The information on our website is not incorporated by reference in this offering memorandum.
     Certain Financial Information. Set forth below is certain summary historical financial information with respect to Lakes derived from information contained in our Annual Report on Form 10-K for the fiscal year ended December 28, 2008 and our Quarterly Report on Form 10-Q for the quarter ended June 28, 2009. More comprehensive financial information is included in these reports and other documents we file with the SEC, and the following summary is qualified in its entirety by reference to these reports and other documents and all the financial information, including any related notes, contained in those documents. You may request a copy of these documents at our address shown under Section 16.

Summary Consolidated Income Statements and Balance Sheets

	Years Ended
	December 28, 2008 and		Six Months Ended
	December 30, 2007		June 28, 2009 and June 29, 2008
	2008	2007	2009	2008
	(in thousands, except per share data)
Statements of Earnings (Loss)
Management, consulting and development fees	$24,269	$6645	$14,314	$10,446
License fees	61	95	28	39

Total revenues	24,330	6,740	14,342	10,485
Costs and expenses:
Selling, general and administrative	15,258	17,768	7,809	7,489
Ohio initiative costs	28,749	—	—	5,671
Impairment losses	23,962	331	2,280	—
Amortization of intangible assets related to Indian casino projects	6,856	2,806	5,006	3,361
Depreciation	336	370	142	172

Total costs and expenses	75,161	21,275	15,237	16,693

Net realized and unrealized gains (losses) on notes receivable	(17,386)	7,229	2,343	(858)

Earnings (loss) from operations	(68,667)	(7,306)	1,448	(7,066)
Other income (expense), net	(250)	1,991	2,787	181

Earnings (Loss) before equity in net loss of unconsolidated investees, discontinued operations and income taxes	(68,917)	(5,315)	4,235	(6,885)
Income taxes	9,108	2,399	390	1,119
Discontinued operations, net of tax	(8,298)	(5,890)	—	(4,087)
Stock warrant inducement discount	—	1,444	—	—

Net earnings (loss)	$(86,323)	$(15,048)	$3,845	$(12,091)
Other comprehensive earnings (loss)	—	472	—	(2,776)

Comprehensive earnings (loss)	(86,323)	(14,576)	3,845	(14,867)

Basic and diluted net earnings (loss) per share	$(3.43)	$(0.63)	$0.15	$(0.49)

Shares used in computing basic and diluted net loss per share:
Basic	25,201	23,948	26,327	24,766
Diluted	25,201	23,948	26,400	N/A

	As of December 28,	As of December 30,
	2008	2007	As of June 28, 2009
	(in thousands)
Balance Sheet
Cash, cash equivalents and short-term investments	$6,170	$35,971	$10,836
Working capital	(21,181)	41,926	(14,422)
Total assets	165,444	256,101	172,423
Accumulated deficit	(83,294)	16,766	(79,449)
Total stockholders’ equity	118,050	207,298	122,445

     SECTION 10. Interests of Directors, Executive Officers and Affiliates; Transactions and Arrangements. Concerning the Eligible Options.
     A list of the directors and executive officers of Lakes is attached as Schedule A to this offering memorandum.
     The following table shows ownership of Eligible Options by each director and executive officer of Lakes as of August 20, 2009.

	Shares Subject to
	Eligible Options
	Beneficially	Percentage of Total Eligible
	Owned	Options
Lyle Berman	405,000	20.1%
Timothy Cope	205,000	10.1%
Morris Goldfarb	91,250	4.5%
Ray Moberg	71,250	3.5%
Neil Sell	67,250	3.3%
Larry Barenbaum	20,000	1.0
Richard White	13,750	*

(1)	Directors and executive officers who remain employed or in service as members of our Board of Directors through 5:00 p.m. CDT on the Expiration Date of this Offer and hold unexercised Eligible Options are eligible to participate in the Exchange Program.

*	Less than one percent.
     Neither we nor any of our executive officers or directors were engaged in transactions involving grants of Eligible Options during the 60 days prior to August 20, 2009. For more detailed information on the beneficial ownership of our Common Stock by our directors and executive officers, you can consult the beneficial ownership table on page 33 of our proxy statement for our 2009 Annual Meeting of Stockholders.
     Except as described in this offering memorandum and except as set forth in our Annual Report on Form 10-K for the fiscal year ended December 28, 2008, or our proxy statement for our 2009 Annual Meeting of Stockholders, and other than outstanding options and other awards granted from time to time to certain of our employees (including executive officers) and our directors under our compensation and incentive plans, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to this Offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).
     SECTION 11. Status of Eligible Options Acquired by Us in this Offer; Accounting Consequences of this Offer.
     Each Eligible Option that we acquire pursuant to this Offer will be cancelled. Subsequently, the shares of Common Stock subject to an exchanged Eligible Option which was issued under the 2007 Plan will be available for future awards under the 2007 Plan. Shares of Common Stock subject to an exchanged Eligible Option which was issued under the 1998 Plans will not be available for future issuance.
     Under SFAS No. 123R, the exchange of options under the Exchange Program is treated as a modification of the existing options for accounting purposes. Accordingly, there may be incremental compensation cost of the Replacement Options granted in the Exchange Program that would be recorded in our financial statements. The incremental compensation cost, if any, will be measured as the excess, if any, of the fair value of the Replacement Options granted to Eligible Persons in exchange for surrendered Eligible Options, measured as of the date such new awards are granted, over the fair value of the original Eligible Options surrendered in exchange for such Replacement Options, measured immediately before the exchange. Because the Exchange Program is designed as a value-for-value exchange, we do not expect to recognize any significant incremental compensation expense for financial reporting purposes as a result of the Exchange Program. The incremental and remaining compensation expense associated with the Exchange Program will be recognized over the service period of such awards. Generally, if any portion of the Replacement Option awards granted is forfeited prior to the completion of the service condition due to termination of employment, the compensation cost for the forfeited portion of the Replacement Option award will not be recognized.

     SECTION 12. Legal Matters; Regulatory Approvals.
     We are not aware of any material pending or threatened legal actions or proceedings relating to this Offer. We are not aware of any margin requirements or antitrust laws applicable to this Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Eligible Options and issuance of Replacement Options as contemplated by this Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Replacement Options as contemplated in this Offer. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek the required approval or take other required action. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business. Our obligation under this Offer to accept surrendered Eligible Options for exchange and to issue Replacement Options would be subject to obtaining any required governmental approval.
     SECTION 13. Material U.S. Federal Income Tax Consequences.
     Material United States Tax Consequences. The following is a discussion of the material U.S. federal income tax consequences of the exchange of Eligible Options and the grant of Replacement Options pursuant to this Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of this Offer, all of which may change, possibly on a retroactive basis. This discussion does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all Eligible Persons. If you are a citizen or resident of a country other than the United States, or are subject to the tax laws of more than one country, or change your residence or citizenship during or after the offer period, the information contained in this discussion may not be applicable to you. Because of the limited scope of the discussion provided herein, and because the tax consequences will vary depending on individual circumstances, each Eligible Person is urged to consult with his or her own tax advisor.
     We believe that if you exchange your Eligible Options for Replacement Options, you will not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange or when the Replacement Options are granted.
     Non-qualified Stock Options. All Eligible Options and Replacement Options are non-qualified stock options. Generally, you will not recognize compensation income upon the grant of a non-qualified stock option. However, you generally will recognize compensation income upon the exercise of a non-qualified stock option in an amount equal to the excess of the fair market value of the shares acquired through the exercise of the option on the exercise date over the exercise price. Your holding period for the shares acquired through exercise of the option will begin on the day after the date of exercise.
     Your tax basis for any shares acquired upon exercise of a non-qualified option will equal the exercise price you paid plus any income recognized upon the exercise of the option. Upon selling shares acquired upon exercise of a non-qualified option, you generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the shares acquired through exercise of the non-qualified option and your tax basis in such shares. This capital gain or loss will be long-term capital gain or loss if you have held the shares acquired through exercise of the non-qualified option for more than one year prior to the date of the sale and will be a short-term capital gain or loss if you held such shares for one year or less.
     Tax Consequences to the Company. The grant of a stock option by us will have no tax consequences to us. However, we generally will be entitled to a business-expense deduction upon the exercise of a non-qualified stock option in an amount equal to the amount of ordinary income attributable to you with respect to such options.
     WE ENCOURAGE ALL ELIGIBLE PERSONS WHO ARE CONSIDERING EXCHANGING THEIR ELIGIBLE OPTIONS TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THIS OFFER.
     SECTION 14. Extension of Offer; Termination; Amendment.
     We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 of this offering memorandum has occurred or is deemed by us to have occurred, to extend the period of time during which this Offer is open, and, by doing so, delay the acceptance for exchange of any Eligible Options, by giving oral or written notice of the extension to the option holders eligible to participate in the exchange or making a public announcement of the extension.

     We also expressly reserve the right, in our reasonable judgment, before 5:00 p.m. CDT on the Expiration Date, including before 5:00 p.m. CDT on the Expiration Date as the same may be extended, to terminate or amend this Offer or to postpone our acceptance and cancellation of any Eligible Options tendered for exchange upon the occurrence of any of the conditions specified in Section 7 of this offering memorandum by making a public announcement of the termination, amendment or postponement. Any public announcement made pursuant to this Offer will be disseminated promptly to Eligible Persons in a manner reasonably designed to inform them of the change. If this Offer is terminated or withdrawn, any Eligible Options tendered for exchange will remain outstanding and retain their existing terms, including the existing exercise price, vesting schedule and expiration date. Any termination or withdrawal of this Offer will be treated as if no offer to exchange was ever made.
     Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any event set forth in Section 7 of this Offering Memorandum has occurred or is deemed by us to have occurred, to amend this Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this Offer to option holders or by decreasing or increasing the number of options being sought in this Offer.
     Amendments to this Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be announced no later than 9:00 a.m. CDT on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to this Offer will be disseminated promptly to Eligible Persons in a manner reasonably designed to inform them of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a press release. For purposes of this Offer, a “business day” means any day other than Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, CDT.
     If we materially change the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we will extend this Offer in accordance with applicable legal requirements. The amount of time by which we will extend this Offer following a material change in the terms of this Offer or information concerning this Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we materially change the terms of this Offer, we will publish notice or otherwise notify you of our action in writing, in accordance with applicable legal requirements. If this Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such material changes is first published, sent or given, we will extend this Offer so that this Offer is open at least 10 business days following the publication, sending or giving of such notice.
     SECTION 15. Fees and Expenses.
     We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange Eligible Options pursuant to this Offer.
     SECTION 16. Additional Information.
     This Offering Memorandum is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This offering memorandum does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to exchange Eligible Options:
     (a) Lakes Entertainment, Inc.’s Quarterly Report on Form 10-Q, for the quarter ended June 28, 2009, filed with the SEC on August 5, 2009.
     (b) Lakes Entertainment, Inc.’s Proxy Statement for the 2009 Annual Meeting of Stockholders, filed with the SEC on June 24, 2009, as attached to Schedule TO filed with the SEC on June 11, 2009.
     (c) Lakes Entertainment, Inc.’s Annual Report on Form 10-K, for the fiscal year ended December 28, 2008, filed with the SEC on March 13, 2009.
     (d) Lakes Entertainment, Inc.’s Current Reports on Forms 8-K and 8-K/A, filed with the SEC since the filing of the Annual Report on Form 10-K on March 13, 2009.

     (e) Lakes Entertainment, Inc.’s registration statement on Form S-8 (registering shares to be granted under the 2007 Plan), filed with the SEC on June 22, 2007, as amended from time to time.
     (f) Lakes Entertainment, Inc.’s registration statement on Form S-8 (registering shares to be granted under the 1998 Plans), filed with the SEC on April 28, 1999, and as amended from time to time.
     These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference room:
100 F Street, N.E.
Room 1580
Washington, D.C. 20549
     Our SEC filings are also available to the public on the SEC’s internet site at http://www.sec.gov. We will also provide, without charge, to each person to whom a copy of this offering memorandum is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have in this offering memorandum referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:
Lakes Entertainment, Inc.
Attention: Investor Relations
130 Cheshire Lane
Minnetonka, Minnesota 55305
Fax: 952-449-7068
E-mail: jsaeugling@lakesentertinment.com
or by telephoning us at 952-449-7030.
     The information contained in this offering memorandum about Lakes should be read together with the information contained in the documents to which we have referred you. As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offering memorandum, you should rely on the statements made in the most recently dated document.
     SECTION 17. Miscellaneous.
     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This offering memorandum and our SEC reports referred to herein include forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “can,” “could,” “might,” “should” and other words or phrases of similar meaning. Certain information included in this Offer and other materials filed or to be filed by Lakes with the United States Securities and Exchange Commission (“SEC”) as well as information included in oral statements or other written statements made or to be made by Lakes contain statements that are forward-looking, such as plans for future expansion and other business development activities as well as other statements regarding capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward looking information involves important risks and uncertainties that could significantly affect the anticipated results in the future and, accordingly, actual results may differ materially from those expressed in any forward-looking statements made by or on behalf of Lakes.
     Any or all of the forward-looking statements included in this offering memorandum and our SEC reports or other public statements made by us are not guarantees of future performance and may turn out to be inaccurate. This can occur as a result of incorrect assumptions or as a consequence of known or unknown risks and uncertainties. These factors include, among other things, the risk factors and other cautionary statements included in our most recently filed reports on Form 10-K and Form 10-Q. Forward-looking statements speak only as of the date they are made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable law or regulation.

     We are not aware of any jurisdiction where the making of this Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with that law. If, after a good faith effort, we cannot comply with an applicable law, this Offer will not be made to, nor will elections to exchange Eligible Options be accepted from or on behalf of, the option holders residing in a jurisdiction where that law is applicable.
     Nothing in this offering memorandum gives any person the right to remain in the employ of Lakes or affects our right to terminate the employment of any person at any time with or without cause. Nothing in this offering memorandum constitutes a contract or guarantee of employment or compensation.
     We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your Eligible Options pursuant to this Offer. You should rely only on the information contained in this offering memorandum or other information to which we have in this offering memorandum referred you. We have not authorized anyone to give you any information or to make any representations in connection with this Offer other than the information and representations contained in this offering memorandum or in the related Election Form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.
Lakes Entertainment, Inc.
August 25, 2009
SCHEDULE A
INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
LAKES ENTERTAINMENT, INC.
     The directors and executive officers of Lakes Entertainment, Inc. and their positions with the Company as of August 25, 2009 are set forth in the following table:

Name	Position(s) with the Company
Lyle Berman	Chief Executive Officer and Chairman of the Board
Timothy Cope	President, Chief Financial Offer and Director
Morris Goldfarb	Director
Ray Moberg	Director
Neil Sell	Director
Larry Barenbaum	Director
Richard White	Director
     The address of each director and executive officer is: c/o Lakes Entertainment, Inc., 130 Cheshire Lane, Minnetonka, Minnesota 55305.